Exhibit 10.11

NEITHER THIS CONVERTIBLE PROMISSORY NOTE, NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER THE ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN APPLICABLE EXEMPTION THEREFROM.

JUNIOR SECURED CONVERTIBLE PROMISSORY NOTE

$1,000,000	July 13, 2023

For value received, PARTS iD, Inc., a Delaware corporation (“Company”), hereby promises to pay to the order of 2642186 Ontario Inc. (“Purchaser”), the principal sum of One Million Dollars ($1,000,000) with interest accruing on the outstanding principal amount of this junior secured convertible promissory note (this “Note”) at the rate of seven and three-fourths percent (7.75%) per annum, compounded semi-annually, computed on the actual number of days elapsed based on a 365-day year. Interest shall commence with the date hereof and shall continue accruing on the outstanding principal until paid in full or otherwise converted pursuant to the terms herein. All payments on this Note shall be made by wire transfer of immediately available funds or as otherwise determined by the Company to such account as the Purchaser may from time to time designate by written notice in accordance with the provisions of this Note.

1. Payment; Maturity.

1.1 This Note is one in a series of similar junior secured convertible promissory notes (collectively, the “Notes”) issued pursuant to the terms of that certain Note and Warrant Purchase Agreement, dated as of July 13, 2023, by and among the Company and the persons and entities listed on the Schedule of Purchasers attached thereto as Exhibit A, as the same may be amended from time to time (the “Purchase Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Purchase Agreement or other Loan Documents (as defined in the Purchase Agreement).

1.2 All payments of interest and principal in cash shall be in lawful money of the United States of America. All payments shall be applied first to unpaid accrued interest, and thereafter to principal of this Note. If any payments on this Note become due on a Saturday, Sunday or a public holiday under the laws of the State of Delaware, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment. Upon an Event of Default, all amounts of outstanding principal and accrued but unpaid interest of this Note shall be payable in accordance with Section 10 below. If not otherwise converted or redeemed earlier in accordance with the terms of Section 2 or 3 below or repaid in full, the outstanding principal and the accrued but unpaid interest of this Note (the “Note Amount”) shall become fully due and payable upon July 13, 2024 (such date, the “Maturity Date”).

2. Optional Conversion Upon Maturity Date. Effective on the Maturity Date, if the Note Amount has not otherwise been repaid by the Company in accordance with the terms and conditions set forth herein, then at the option of the Purchaser, the Note Amount shall convert into that number of fully paid and nonassessable shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), at a conversion price equal to the Note Amount divided by the Conversion Price (as defined herein). For purposes of this Section 2, “Conversion Price” shall mean, for a share of the Company’s Common Stock on the Maturity Date, the closing bid price on the NYSE American or applicable trading market as reported by a reliable reporting service (“Reporting Service”) designated by the Company (i.e. Bloomberg) or, if the NYSE American is not the principal trading market for the Company’s Common Stock, the closing bid price of such Common Stock on the principal securities exchange or trading market where such Common Stock is listed or traded or, if no closing bid price of such Common Stock is available in any of the foregoing manners, the average of the closing bid prices of any market makers for such Common Stock that are listed in the “pink sheets”. If the Conversion Price cannot be calculated for the Company’s Common Stock on the Maturity Date in the manner provided above, the Conversion Price shall be the fair market value of a share of the Company’s Common Stock as determined by the Company’s board of directors.

3. Repayment Upon Equity Financing. If, within 180 days of the date of this Note, the Company consummates an Equity Financing (as defined below), then the Company shall pay to the Purchaser an amount, payable in cash, equal to the Note Amount at the first closing of the Equity Financing. For purposes of this Note, an “Equity Financing” shall mean the issuance and sale of equity securities or equity-linked securities (including, for the avoidance of doubt, any shares of the Company’s common stock, preferred stock or any securities convertible into common stock or preferred stock, in a registered underwritten offering or private placement) to investors (whether in one transaction or series of related transactions) after the date hereof resulting in aggregate gross proceeds to the Company of at least Ten Million Dollars ($10,000,000), paid in cash and excluding conversion of (A) the Notes, including accrued but unpaid interest thereon, and (B) any other indebtedness of the Company, convertible promissory notes or similar instruments.

4. Repayment Upon Change of Control. In the event the Company enters into a transaction that results in a Change of Control (as defined below) of the Company (a “Company Sale”), prior to the repayment or conversion of this Note, then, notwithstanding any provision in this Note to the contrary, in lieu of the then outstanding principal that would otherwise be payable at such time pursuant to Section 1, the Company shall, prior to or otherwise in connection with the closing of such Company Sale, pay to the Purchaser an amount, payable in cash, equal to the Note Amount at the closing of the Company Sale. “Change of Control” as used above, means (i) a transaction or series of related transactions in which any person or group becomes the beneficial owner of more than fifty percent (50%) of the outstanding voting securities entitled to elect the Company’s board of directors, (ii) any reorganization, merger or consolidation of the Company, in which the outstanding voting security holders of the Company fail to retain at least a majority of such voting securities following such transaction or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

5. Fraction Shares. No fractional shares of Company’s capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which Purchaser would otherwise be entitled, Company will pay to Purchaser in cash the amount of the unconverted or unredeemed principal and interest balance of this Note that would otherwise be converted into such fractional share.

6. Effect of Conversion. Upon conversion of this Note pursuant to Section 2, Purchaser shall surrender this Note, duly endorsed, at the principal offices of Company. Before this Note shall be entitled to be converted pursuant to Section 2 above, Purchaser shall execute and deliver to the Company a purchase agreement reasonably acceptable to the Company containing customary representations and warranties and transfer restrictions reasonably acceptable to the Company. At its expense, Company will, as soon as practicable thereafter, issue and deliver to Purchaser, at Purchaser’s address set forth in the Purchase Agreement or such other address requested by Purchaser, a certificate or certificates for the number of shares to which Purchaser is entitled upon such conversion (bearing such legends as are required by the Purchase Agreement, any other agreement entered into in connection with the any such conversion or applicable state and federal securities laws), together with a replacement Note (if any principal amount is not converted) and any other securities and property to which Purchaser is entitled upon such conversion under the terms of this Note, including a check payable to Purchaser for any cash amounts payable as a result of any fractional shares as described herein.

7. Compliance with Rules of Trading Market.

7.1 Exchange Cap. Notwithstanding anything herein to the contrary, if the Company has not obtained Shareholder Approval, then the Company may not issue, upon conversion of this Note, the payment of any interest shares, or the payment of any redemption in shares of common stock or otherwise, a number of shares of common stock, which, when aggregated with any shares of common stock issued in connection with any other related transactions that may be considered part of the same series of transactions, would exceed the Exchange Cap (as defined in the Purchase Agreement).

7.2 Shareholder Approval. In the event the Company is prohibited from issuing any shares of common stock pursuant to Section 6.1 above (an “Exchange Cap Share Failure” and such number of shares of common stock that is determined to be unavailable for issuance upon the conversion or redemption of this Note, the “Exchange Cap Excess Shares”), then the Company shall, as soon as practicable after the date of occurrence of such Exchange Cap Share Failure, but in no event later than one hundred and twenty (120) days thereafter, hold a meeting of its stockholders to seek the Shareholder Approval. In connection with such meeting and any subsequent stockholder meetings, the Company shall provide each stockholder with a proxy statement in compliance with applicable Securities and Exchange Commission (the “SEC”) rules and regulations and shall use its best efforts to solicit the approval of its stockholders of the Shareholder Approval and to cause its board of directors to recommend to the stockholders that they approve such proposal. If, despite the Company’s best efforts, the Shareholder Approval is not obtained at the first stockholder meeting, the Company shall cause an additional stockholder meeting to be held semi-annually thereafter to seek Shareholder Approval until the earlier of (i) the date such Shareholder Approval is obtained and (ii) the date on which the Note is no longer outstanding. In the event the Company is prohibited from issuing shares of common stock pursuant to the conversion this Note, the payment of any interest shares, the payment of any redemption in shares of common stock or otherwise, due to the Exchange Cap, and the Company fails to obtain Shareholder Approval as required by this Section 6.2, then, in exchange for the cancellation of such portion of this Note, interest or other amounts convertible into such Exchange Cap Excess Shares, the Company shall pay cash to the Purchaser at a price equal to the product of (A) such number of Exchange Cap Excess Shares and (B) the closing sale price of the Company’s common stock on such date. For the avoidance of doubt, if the Company is required to and fails to obtain Shareholder Approval, the Exchange Cap shall be applicable for all purposes of this Note.

8. Reservation of Authorized Shares.

8.1 Reservation. So long as this Note remains outstanding, the Company shall at all times reserve a number of shares equal to at least the Exchange Cap (the “Required Reserve Amount”).

8.2 Insufficient Authorized Shares. If, notwithstanding Section 7.1 above, and not in limitation thereof, at any time while this Note remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of common stock to satisfy its obligation to reserve for issuance upon conversion or redemption of this Note at least a number of shares of common stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of common stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than one hundred and twenty (120) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. In the event that the Company is prohibited from issuing shares of common stock pursuant to the terms of this Note due to the failure by the Company to have sufficient shares of common stock available out of the authorized but unissued shares of Common Stock (such unavailable number of shares of Common Stock, the “Authorized Failure Shares”), in lieu of delivering such Authorized Failure Shares to the Purchaser, the Company shall pay cash in exchange for the redemption of such portion of the Note Amount convertible into such Authorized Failure Shares at a price equal to the sum of (i) the product of (x) such number of Authorized Failure Shares and (y) the 10-day trailing VWAP of the closing sale price of the Company’s common stock immediately prior to the date of such issuance and payment under this Section 7; and (ii) to the extent the Purchaser purchases (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by the Purchaser of Authorized Failure Shares, any brokerage commissions and other out-of-pocket expenses, if any, of the Purchaser incurred in connection therewith. Nothing contained in this Section 7 shall limit any obligations of the Company under any provision of the Purchase Agreement.

9. Security Interest. As security for the payment and performance of the obligations representing the indebtedness evidenced by this Note, the Company hereby grants to Purchaser a continuing security interest in all of the Company’s right, title and interest in and to all of the assets of the Company, excluding the proceeds from the Existing Commercial Tort Claim (as defined in that certain Security Agreement, dated on or about the date hereof, by and between the Company and Lind Global Fund II LP). The security interest granted to Purchaser hereunder (i) shall be junior and subordinate in accordance with the provisions of that certain Subordination Agreement, dated on or about the date hereof, among Lind Global Fund II LP and the Purchasers; and (ii) secures payment and performance of all obligations of the Company to the Purchaser under this Note, including all unpaid principal and all other amounts payable by the Company to the Purchaser under this Note whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including any interest that accrues after the commencement of an Insolvency Proceeding. As used herein, “Insolvency Proceeding” means any proceeding commenced, by the filing of a petition for relief, by or against any person under the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors.

10. Incorporation of Terms. The representations and warranties and rights and obligations of transfer and assignment of Purchaser that are set forth in Section 4 of the Purchase Agreement are hereby made a part of this Note and incorporated herein by this reference.

11. Default; Remedies. The occurrence of any Event of Default described in Section 5 of the Purchase Agreement shall be an Event of Default hereunder and the remedies described in Section 5 of the Purchase Agreement shall be the remedies available hereunder.

12. No Impairment. Subject to the terms and conditions hereof, the obligation of the Company to pay to the Purchaser the principal hereof and interest hereon as and when the same become due and payable shall remain unimpaired, and, subject to the terms and conditions hereof, nothing shall prevent the holder of this Note, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

13. Waiver; Payment of Fees and Expenses. Company waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law. No delay by Purchaser shall constitute a waiver, election or acquiescence by it.

14. Cumulative Remedies. Purchaser’s rights and remedies under this Note and the other Loan Documents shall be cumulative. Purchaser shall have all other rights and remedies not inconsistent herewith as provided under the Uniform Commercial Code, by law or in equity. No exercise by Purchaser of one right or remedy shall be deemed an election, and no waiver by Purchaser of any Event of Default shall be deemed a continuing waiver of such Event of Default or the waiver of any other Event of Default.

15. Miscellaneous

15.1 Governing Law. The terms of this Note shall be construed in accordance with the laws of the State of Delaware, as applied to contracts entered into by Delaware residents within the State of Delaware, and to be performed entirely within the State of Delaware.

15.2 Successors and Assigns; Assignment. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. The Company may not assign this Note or delegate any of its obligations hereunder without the written consent of the Requisite Purchasers. Purchaser may not assign this Note and its rights hereunder without the prior written consent of Company.

15.3 Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting the Note.

15.4 Notices. All notices required or permitted hereunder shall be in writing and shall be given in the manner and to the addresses set forth in the Purchase Agreement.

15.5 Amendment; Modification; Waiver. No term of this Note may be amended, modified or waived without the written consent of the Company and Requisite Purchasers; provided, however, that no such amendment, waiver or consent shall: (i) reduce the principal amount of this Note without Purchaser’s written consent, or (ii) reduce the rate of interest of this Note without Purchaser’s written consent. Any amendment or waiver effected in accordance with this Section 15.5 shall be binding upon the Company, all holders of the Notes, and each transferee of the Notes. By acceptance hereof, Purchaser acknowledges that in the event the required consent is obtained, any term of this Note may be amended or waived with or without the consent of Purchaser.

15.6 Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

15.7 Counterparts; Electronic Signature. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Note may be executed and delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any signature page so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

15.8 Lost Documents. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note or any note exchanged for it, and an indemnity agreement reasonably satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such note (in the case of mutilation), the Company, at its own expense, will make and deliver in lieu of such note a new note of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on the unpaid principal amount of the note in lieu of which such new note is made and delivered.

15.9 Invalidity. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. In such an event, the parties will in good faith attempt to effect the business agreement represented by such invalidated term to the fullest extent permitted by law.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Junior Secured Convertible Promissory Note as of the day and year first written above.

PARTS ID, INC.

By:
Name:	John Pendleton
Title:	Executive Vice President, Legal & Corporate Affairs

AGREED TO AND ACCEPTED:

2642186 ONTARIO INC.

By:
Name:	Matthew Kurtin
Title:	Authorized Signatory

Parts iD, Inc.

Junior Secured Convertible Promissory Note

- Signature Page -